Chino Commercial Bancorp Reports 2012 First Quarter Earnings

CHINO, Calif., April 23, 2012 /PRNewswire/ -- The Board of Directors of Chino Commercial Bancorp (OTCBB:CCBC), the parent company of Chino Commercial Bank, N.A., announced the results of operations for the Bank and the consolidated holding company for the first quarter ended March 31, 2012 with net earnings of $203,959, a 0.3% increase from net income of $203,305 for the first quarter of last year. Net income per basic share for the first quarter was $0.26 as compared to $0.27 for the first quarter last year.

Dann H. Bowman, President and Chief Executive Officer, stated, "We are very pleased with the performance of the Bank during the first quarter. Economic conditions appear to be slowly improving, and many of our small business customers are reporting better than expected operating results. At the end of the first quarter the Bank reported only one delinquent loan, and suffered no loan losses in the quarter.

We continue to remain optimistic about the economy of the Inland Empire and the customers we serve. We are motivated and eager to continue lending to the businesses and consumers in our community."

Financial Condition

At March 31, 2012, total assets were $111.4 million, an increase of $1.7 million or 1.5% from December 31, 2011. This is a direct result of the growth of the Bank's deposits.

Total deposits increased by 0.9% to $99.0 million at March 31, 2012, an increase from $98.1 million at December 31, 2011. At March 31, 2012, the Company's core deposits represent 88.7% of the total deposits.

Loans decreased $1.2 million or 2.0% during the first quarter from December 31, 2011 with a remaining balance of $55.4 million at March 31, 2012. The Bank's asset quality improved in the first quarter as the level of OREO declined from $439 thousand to -0- and the level of Nonperforming assets to total loans and OREO improved from 7.07% at December 31, 2011 to 4.44% at March 31, 2012.

On September 16, 2011, the Company filed a registration statement on Form S-1 with the SEC in connection with a secondary stock offering to existing shareholders which commenced in the fourth quarter of 2011 and was extended to the general public in early 2012. Pricing for the offering was set at $10.50 per share. Thus far the Company has generated $799,602.50 in additional paid in capital from the offering. The offering is currently scheduled to close on April 30, 2012.

Earnings

The Company posted net interest income of $895,490 for the quarter ended March 31, 2012 as compared to $1,019,371 for the quarter ended March 31, 2011, due to decreased average balances in interest-earning assets and declining interest rates. Average interest-earning assets were $93.8 million with average interest-bearing liabilities of $53.7 million, yielding a net interest margin of 3.84% for the first quarter of 2012; as compared to the average interest-earning assets of $98.8 million with average interest-bearing liabilities of $60.4 million, yielding a net interest margin of 4.19% for the first quarter of 2011.

Non-interest income totaled $475,818 for the first quarter of 2012, or an increase of 21.1% from $393,053 earned during the first quarter of 2011. Gain on sale of foreclosed assets increased to $93,871 in the first quarter of 2012, compared to a $61,151 gain recognized in the first quarter of 2011. Service charges on deposit accounts increased 2.2% to $311,493 due to increased return item and overdraft charges. Other miscellaneous income increased to $49,934 for the first quarter of 2012, compared to $7,250 in the same quarter in 2011 due to reimbursement of legal expenses incurred in 2011.

General and administrative expenses were $1,045,975 for the three months ended March 31, 2012, as compared to $1,081,129 for the first quarter of 2011. The largest component of general and administrative expenses was salary and benefits expense of $573,281 for the first quarter of 2012, as compared to $587,399 for the three months ended March 31, 2011. Regulatory assessments decreased in the first quarter of 2012 to $55,864, compared to $75,447 in the first quarter of 2011. Directors' fees and expenses increased $9,944 due to an increase of one director and an increase in directors' fees in the first quarter of 2012. Other expenses increased by $7,223 for the comparable three-month period due mainly to expenses of other real estate incurred prior to the sale.

Income tax expense was $121,374 for the three months ended March 31, 2012 as compared to $122,468 for the three months ended March 31, 2011. The effective income tax rate for the first quarter of 2012 and 2011 is approximately 37.3% and 37.6%, respectively.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and readers are cautioned not to unduly rely on such forward-looking statements. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, the health of the National and California economies, the Company's ability to attract and retain skilled employees, competition in the financial services market for both deposits and loans, the Company's ability to increase its customer base, customers' service expectations, the Company's ability to successfully deploy new technology and gain efficiencies therefrom, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company's ability to enhance its earnings capacity, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K.

CHINO COMMERCIAL BANCORP
CONSOLIDATED BALANCE SHEET
March 31, 2012 and December 31, 2011

	March 31, 2012	December 31, 2011
	(unaudited)	(audited)
ASSETS:
Cash and due from banks	$ 4,721,765	$ 3,358,177
Federal funds sold	17,699,876	14,165,877
Total cash and cash equivalents	22,421,641	17,524,054

Interest-bearing deposits in other banks	13,091,252	13,339,252
Investment securities available for sale	2,693,033	2,972,420
Investment securities held to maturity (fair value approximates
$9,205,000 at March 31, 2012 and $9,861,000 at December 31, 2011)	9,000,590	9,652,630
Total investments	24,784,875	25,964,302
Loans
Real estate	45,686,695	46,184,898
Commercial	9,587,635	9,974,353
Installment	372,459	643,660
Gross loans	55,646,789	56,802,911
Unearned fees and discounts	(155,566)	(29,107)
Loans net of unearned fees and discount	55,491,223	56,773,804
Allowance for loan losses	(1,535,243)	(1,537,963)
Net loans	53,955,980	55,235,841

Accrued interest receivable	265,631	275,976
Restricted stock	667,700	667,700
Fixed assets, net	6,407,441	6,443,753
Foreclosed assets	0	439,317
Prepaid & other assets	2,888,910	3,154,650
Total assets	$ 111,392,178	$ 109,705,593

LIABILITIES:
Deposits
Non-interest bearing	$ 49,288,661	$ 47,188,644
Interest bearing
NOW and money market	31,423,967	32,241,986
Savings	2,254,938	1,809,536
Time deposits less than $100,000	4,900,481	4,700,126
Time deposits of $100,000 or greater	11,146,318	12,163,266
Total deposits	99,014,365	98,103,558

Accrued interest payable	161,160	139,646
Accrued expenses & other payables	770,186	897,363
Subordinated notes payable to subsidiary trust	3,093,000	3,093,000
Total liabilities	103,038,711	102,233,567
SHAREHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 829,402 shares and 749,540 shares at March 31, 2012 and December 31, 2011, respectively.

	3,441,723	2,760,812
Retained earnings	4,835,568	4,631,610
Accumulated other comprehensive income	76,176	79,604
Total shareholders' equity	8,353,467	7,472,026
Total liabilities & shareholders' equity	$ 111,392,178	$ 109,705,593

CHINO COMMERCIAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended
	March 31
	2012	2011
Interest income
Investment securities and due from banks	$ 107,535	$ 169,848
Interest on Federal funds sold	7,848	2,605
Interest and fee income on loans	883,179	1,012,779
Total interest income	998,562	1,185,232
Interest expense
Deposits	84,869	114,898
Other interest expense	0	0
Other borrowings	18,203	50,963
Total interest expense	103,072	165,861
Net interest income	895,490	1,019,371
Provision for loan losses	0	5,522
Net interest income after
provision for loan losses	895,490	1,013,849
Non-interest income
Service charges on deposit accounts	311,493	304,657
Gain on sale of foreclosed assets	93,871	61,151
Other miscellaneous income	49,934	7,250
Dividend income from restricted stock	3,428	2,770
Income from bank-owned life insurance	17,092	17,225
Total non-interest income	475,818	393,053
General and administrative expenses
Salaries and employee benefits	573,281	587,399
Occupancy and equipment	106,099	114,581
Data and item processing	89,013	96,972
Advertising and marketing	13,056	16,153
Legal and professional fees	69,109	70,233
Regulatory assessments	55,864	75,447
Insurance	12,467	10,425
Directors' fees and expenses	25,545	15,601
Other expenses	101,541	94,318
Total general & administrative expenses	1,045,975	1,081,129
Income before income tax expense	325,333	325,773
Income tax expense	121,374	122,468
Net income	$ 203,959	$ 203,305
Basic earnings per share	$ 0.26	$ 0.27
Diluted earnings per share	$ 0.26	$ 0.27

CHINO COMMERCIAL BANCORP

	For the three months ended
	March 31
	2012	2011
KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	10.57%	11.48%
Annualized return on average assets	0.76%	0.72%
Net interest margin	3.84%	4.19%
Core efficiency ratio	81.88%	80.01%
Net chargeoffs to average loans	0.00%	0.00%

AVERAGE BALANCES
(thousands, unaudited)
Average assets	$ 107,139	$ 113,206
Average interest-earning assets	$ 93,814	$ 98,751
Average gross loans	$ 56,099	$ 60,277
Average deposits	$ 95,157	$ 102,136
Average equity	$ 7,718	$ 7,086

CREDIT QUALITY	End of period
(unaudited)	March 31, 2012	December 31, 2011
Non-performing loans	$ 2,471,101	$ 3,605,142
Non-performing loans to total loans	4.44%	6.35%
Non-performing loans to total assets	2.22%	3.29%
Allowance for loan losses to total loans	2.76%	2.71%
Nonperforming assets as a percentage of total loans and OREO	4.44%	7.07%
Allowance for loan losses to non-performing loans	62.13%	42.66%

OTHER PERIOD-END STATISTICS
(unaudited)	March 31, 2012	December 31, 2011
Shareholders equity to total assets	7.50%	6.81%
Net Loans to deposits	54.49%	56.30%
Non-interest bearing deposits to total deposits	49.78%	48.10%

CONTACT: Dann H. Bowman, President and CEO, or Sandra F. Pender, Senior Vice President and CFO both of Chino Commercial Bank, N.A., +1-909-393-8880